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                                                                     EXHIBIT 8.1
                                                                     TAX OPINION

October 13, 1998




Queen Sand Resources, Inc.
Queen Sand Resources, Inc.
Northland Operating Co.
Corrida Resources, Inc.

         Re: Registration Statement on Form S-4; $125,000,000 Aggregate Principal Amount of 12 1/2% Senior Notes due 2008 and the Guarantees thereof

Ladies and Gentlemen:

         We have acted as special counsel for Queen Sand Resources, Inc., a Delaware corporation (the "Company"), and Queen Sand Resources, Inc., a Nevada corporation, Northland Operating Co., a Nevada corporation, and Corrida Resources, Inc., a Nevada corporation (the "Guarantors"), in connection with the proposed issuance by the Company of $125,000,000 aggregate principal amount of 12 1/2% Senior Notes due 2008 (the "Notes") and the guarantees thereof by the Guarantors (the "Guarantees") in exchange for an equivalent amount of the Company's outstanding 12 1/2% Senior Notes due 2008 (the "Old Notes"), which are also guaranteed by the Guarantors. The terms of the offer to exchange (the "Exchange Offer") are described in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission for the registration of the Notes and the Guarantees under the Securities Act of 1933, as amended. The Old Notes have been, and the Notes will be, issued pursuant to an indenture (the "Indenture") dated as of July 1, 1998, among the Company, the Guarantors and Harris Trust and Savings Bank, as Trustee.

         You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement and such other documents as we deemed necessary.

         On the basis of the foregoing, it is our opinion that the exchange of the Private Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes and therefore, is not a taxable transaction for such purposes.

         The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions, and other applicable authorities. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS. We express no opinion concerning any United States federal income tax consequences of the Exchange Offer except as expressly set forth above.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and the summarization of this opinion under the section titled "Certain Federal Income Tax Considerations" in the Registration Statement.


Very truly yours,

/s/ HAYNES AND BOONE, LLP
Haynes and Boone, LLP